GET Fund Endorsement
RELIASTAR
LIFE INSURANCE COMPANY
OF NEW YORK

A Stock Company.
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                       (Hereinafter called we, us and our)

The Contract to which this Endorsement is attached is modified by the provisions of the Endorsement. This Endorsement's provisions control where there is a conflict between this Endorsement and the Contract. This Endorsement is effective as of the Contract Date.

GET Fund
Each GET Fund series is a separate Fund.

GET Fund Offering Period (Offering Period)
The period, usually from one to three months, during which the Owner may transfer or deposit amounts to a GET Fund series. Each GET Fund series has a specified Offering Period. Amounts transferred or deposited prior to the date on which the Guarantee Period begins are invested in money market instruments.

We reserve the right to state the minimum amount the Owner may transfer or deposit to each Offering Period. We also reserve the right to extend an Offering Period or accept transfers or deposits to a GET Fund series during the series' Guarantee Period.

We reserve the right to specify a minimum total asset amount required at the end of an Offering Period to continue to offer a GET Fund series. If the minimum is not achieved or if the Fund's Board of Trustees determines due to unfavorable market conditions not to operate the GET Fund series in accordance with its investment objective and strategies, we reserve the right not to begin the Guarantee Period.

If the Guarantee Period will not commence, we will send written notice to all Owners who have made transfers or deposits to that GET Fund series. Notice will be mailed no later than 15 calendar days after the end of the Offering Period. Owners then have 45 calendar days from the end of the Offering Period to redirect amounts in the terminated GET Fund series to one or more investment options available under the Contract. During this time, GET Fund assets are invested in money market instruments. If no election is made by the end of the 45-day period, at the next Valuation Period, we will transfer the amount in the terminated GET Fund series to the money market fund investment option available under the Contract.

We reserve the right to specify a maximum total asset amount for a GET Fund series. If the maximum is achieved, we also reserve the right to set a date on which it will stop accepting transfers or deposits for that GET Fund series.

GET Fund Reinvestment
In the event of a Contract surrender and reinstatement (if available under the Contract), amounts attributable to GET will be reinstated to a GET series if an Offering Period is available. If no GET series Offering Period is available, amounts will be reallocated among the other available investment options under the Contract in which the Owner was invested, on a proportionate basis.

GET Fund Guarantee Period (Guarantee Period)
For each GET Fund series, the period for which the GET Fund Guarantee applies. The Guarantee Period ends on the Maturity Date.

GET Fund Maturity Date (Maturity Date)
The date on which a series' Guarantee Period ends and GET Fund Record Units for the series are liquidated.

Prior to the Maturity Date for each GET Fund series, we send a written notice of the date to all Owners who have current value in that series. Owners must then inform us of the investment option(s) to which to transfer that current value. If an Owner does not make an election, on the Maturity Date we will transfer the current value to the then available GET Fund series, if an Offering Period is available. If no Offering Period is available, we will transfer the current value to the fund or funds designated by us in the written notice.

RLNY-RA-1085
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GET Fund Guarantee
On the Maturity Date of each GET Fund series, the GET Fund Record Unit Value for that series will not be less than the GET Fund Record Unit Value determined at the close of business on the last day of the Offering Period. If necessary, we will transfer funds from our General Account to the Separate Account to offset any shortfall in the GET Fund Record Unit Value. The GET Fund Guarantee does not apply to withdrawals or transfers made before the Maturity Date.

If GET Fund Record Units are adjusted at any time during a GET Fund Guarantee Period, the GET Fund Guarantee will be restated. The restated GET Fund Guarantee will be calculated so that it is equivalent to the original GET Fund Guarantee for that series.

Charge for GET Fund Guarantee
The Separate Account or Fund Investment Increment or Net Return Factor(s) or Net Return Rate will be minus a fee for the GET Fund Guarantee which is deducted daily during the Guarantee Period. The fee is determined prior to the beginning of each series' Offering Period.

The daily charge for the GET Fund Guarantee for each series offered will be at a maximum annual rate of [0.75%].

GET Fund Transfer or Withdrawal
A transfer or withdrawal from a GET Fund series before the Maturity Date will be based on the GET Fund Record Unit Value for the next Valuation Period following the date on which we receive a transfer request in good order at our Customer Service Center.

Endorsed and made part of the Contract on the Contract Date.



Signed:  /s/ James R. Gelder